                                 FORM OF PROXY
                               SCANA CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints W.B. Timmerman and K.B. Marsh, or either of them, as proxies with full power of substitution, to vote all shares of common stock standing in the undersigned's name on the books of SCANA Corporation, at the Special Meeting of Shareholders on July 1, 1999, and at any adjournment thereof, as instructed on the reverse hereof and in their discretion upon all other matters which may properly be presented for consideration at said meeting.

     To approve the agreement and plan of merger dated as of February 16, 1999,
1. as amended and restated as of May 10, 1999, by and among SCANA, Public Service Company of North Carolina, Incorporated, New Sub I, Inc. and New Sub II, Inc., with respect to the merger of New Sub I, Inc. with and into SCANA, as described in the accompanied joint proxy statement/prospectus.

2. To approve the issuance of shares of SCANA common stock with respect to the merger of PSNC with and into New Sub II or SCE&G as described in the accompanied joint proxy statement/prospectus.

3. To transact any other business which may properly come before the special meeting or any postponements or adjournments thereof.

                                                             SCANA CORPORATION
                                                             Attention:
                                                             Shareholder
                                                             Services 054
                                                             PO Box 764
                                                             Columbia, South
                                                             Carolina
                                                             29202-9987

                             PLEASE MARK VOTES /X/
                   VOTING INSTRUCTIONS FOR PROPOSALS 1 AND 2

THE DIRECTORS RECOMMEND A VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE ISSUANCE OF COMMON STOCK.

1. Approval of the agreement and plan of merger dated as of February 16, 1999, as amended and restated as of May 10, 1999, by and among SCANA, Public Service Company of North Carolina, Incorporated, New Sub I, Inc. and New Sub II, Inc. with respect to the merger of New Sub I, Inc. with and into SCANA.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. Approval of the issuance of shares of SCANA common stock with respect to the merger of PSNC with and into New Sub II or SCE&G.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may property come before the special meeting or any postponements or adjournments of the meeting.

SPECIAL ACTION: Send ticket to attend meeting. / /

Please sign, date and mail this card promptly in the postage prepaid return envelope provided. If stock is held in the name of joint holders, each should sign. If signing as a trustee, executor, etc., please so indicate.
                                             Dated _____________________________
                                             Sign here x _______________________
                                             exactly as name(s) appears on this
                                             card.
                                                       x _______________________

IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE ISSUANCE OF COMMON STOCK.